EXHIBIT 2.1

                        STOCK AND NOTE TRANSFER AGREEMENT

     This STOCK AND NOTE TRANSFER AGREEMENT (this "Agreement") is entered into as of August 20, 2003 by and between Security Biometrics, Inc. ("Transferor") and Pan Pacifica Ltd. ("Transferee").

                                    RECITALS

     A. Transferor and Robert Solomon ("Solomon") are parties to that certain Settlement Agreement and Release of even date herewith (the "Settlement Agreement");

     B. Pursuant to the terms of the Settlement Agreement, Transferor has agreed to transfer all the outstanding shares of Datadesk Technologies, Inc. (the "Company") to Transferee;

     C. Transferor owns and desires to transfer all 100 shares of outstanding Common Stock (the "Shares") of Datadesk to Transferee;

     D. Transferor holds and desires to transfer to Transferee that certain Note made by Datadesk in the principal amount of $1,000,000 payable to Transferor, together with the related security interest in the assets of Datadesk (together, the "Note"); and

     E. Transferee desires to accept the Shares from Transferor pursuant to the terms and conditions of this Agreement.

                                    AGREEMENT

     In exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


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     1.     Transfer  of  Stock.  Transferor  shall  deliver  the  certificate
            -------------------
representing the Shares to Transferee, duly endorsed for transfer to Transferee (along with such other documents, instruments and assurances as may be reasonably required by Transferee).


     2.     Transfer  of Note.  Transferor shall deliver the Note, duly endorsed
            -----------------
for transfer to Transferee (along with such other documents, instruments and assurances as may be reasonably required by Transferee).



     3.     Representations and Warranties of Transferee.  Transferee represents
            --------------------------------------------
and  warrants  as  follows:

     (a) Transferee understands that taking ownership of the Shares involves substantial risks. Transferee acknowledges that Solomon has been active in the management of the Company and is familiar with its operations, financial condition, liabilities and obligations and Transferee is not relying on any representations or warranties of Transferor or its agents whatsoever in making its decision to accept the transfer of the Shares other than those set forth in this Agreement. Transferee has such financial and business knowledge and experience that Transferee is capable of evaluating the risks and merits of taking ownership of the Shares, and Transferee has had an opportunity to ask questions and obtain any additional information concerning the Company.

     (b) Transferee understands that THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACTS OF ANY STATE AND, THEREFORE, CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

     (c) Transferee also covenants and represents that Transferee is acquiring the Shares for Transferee's own account, without any intention to resell, distribute, transfer or otherwise dispose of them.

     4.     Representations  and  Warranties  of  Transferor.  Transferor hereby
            ------------------------------------------------
represents  and  warrants  to  Transferee  as  follows:


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     (a)  Transferor  has a valid record and beneficial ownership of the Shares, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest.

     (b)  This Agreement constitutes a valid and enforceable transfer of Shares.

     (c) All action required on Transferor's part for the lawful execution and delivery of this Agreement has been taken prior to the date hereof. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Transferor, enforceable in accordance with its terms.

     (d)  The  shares  constitute  all  of the outstanding stock of the Company.

     5.     Indemnification/Survival.  Transferor  will  indemnify  and  hold
            ------------------------
harmless Transferee, and will pay to Transferee the amount of any damages, costs, expenses or losses to Transferee arising from or in connection with any breach of any representation or warranty made by Transferor in this Agreement. The representations and warranties of Transferor contained in this Agreement shall survive the closing of the Purchase and Sale and this Agreement.

     6.     Attorneys' Fees. If any action or  proceeding  is  brought  for  the
            ----------------
enforcement of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other cost incurred in the action or proceeding, in addition to any other relief which it may be entitled.

     7.     Binding  Effect.  This  Agreement  shall  be  binding upon and shall
            ---------------
inure to the benefit of the parties and their respective successors and assigns.

     8.     Acknowledgment.  The parties to this Agreement will affirm that they
            --------------
have read it in its entirety, know its contents and have consulted with their attorneys concerning its nature and meaning.

     9.     Choice  of  Law:  Venue.  This  Agreement  shall  be governed by and
            -----------------------
construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of laws. The parties specifically submit to the jurisdiction and venue of the courts of the State of Washington, or the federal courts sitting in the Western District of Washington, for any purposes of any action related to this Agreement.

     10.     Counterparts.  This  Agreement  may  be  executed  in  one  or more
             ------------
counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.


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IN  WITNESS  WHEREOF,  the  undersigned  have  executed  this  Purchase and Sale
Agreement  as  of  the  date  first  above  written.

                                                    TRANSFEREE

                                                    PAN  PACIFICA  LTD.

                                                    By:  /s/  Andre  Frye
                                                         ----------------

                                                    Its:  Attorney-In-Fact
                                                          ----------------


                                                    TRANSFEROR

                                                    SECURITY  BIOMETRICS,  INC.

                                                    By:  /s/  Michel  Berty
                                                    ------------------

                                                    Its: Chief Executive Officer
                                                         -----------------------


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